Exhibit 4.1

THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

February 23, 2009	$500,000

CARDIUM THERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to TRC Royalty Co. (the “Holder”), or the Holder’s registered assigns, the principal sum of $500,000 (the “Principal Amount”).

The Holder and the Company acknowledge that the Company (or its subsidiary) was obligated to make a Milestone Payment of $500,000 to the Holder on February 11, 2009, pursuant to Section 2.2(a)(ii) of the Asset Purchase Agreement made as of August 11, 2006 by and among the Holder, the Company and the Company’s subsidiary (formerly Cardium Biologics, Inc. now Tissue Repair Company). In lieu of making that payment, the Holder, the Company and the Company’s subsidiary have agreed to new terms to substitute for that payment, pursuant to the provisions of this Note:

1.	Principal and Interest; Prepayment

(a) Principal and Interest. Interest shall accrue on the unpaid Principal Amount at a rate of 0.60% per annum, simple interest (“Interest”), representing the applicable federal rate for short-term note obligations in effect for February 2009. Interest will commence accrual as of February 11, 2009. The outstanding Principal Amount will be paid as follows:

March 1, 2009	$50,000
April 1, 2009	$50,000
May 1, 2009	$50,000
June 1, 2009	$50,000

with the balance of the Principal Amount and any accrued and unpaid Interest becoming due and being paid on June 11, 2009 (the “Maturity Date”), unless this Note shall be earlier accelerated pursuant to its terms. In the event of any Event of Default (as defined in Section 6), all accrued and unpaid Interest shall be added to the outstanding Principal Amount, and simple interest at a rate of 10% per annum shall begin to accrue until such balance is paid.

(b) Prepayment. The Company may at any time prepay in whole or in part the outstanding Principal Amount, plus accrued and unpaid Interest.

(c) Acceleration. The remaining Principal Amount and all accrued and unpaid interest will accelerate and become immediately due and payable upon the closing of either a Qualified Financing or the sale of the Company’s Innercool Therapies subsidiary. For purposes of this Note, a “Qualified Financing” will mean an equity financing in the amount of at least $2,000,000 (inclusive of the conversion of any indebtedness), in one closing or a series of closings.

2.	Conversion

If, upon the maturity of this Note, the remaining Principal Balance and all accrued and unpaid Interest is not paid in full, the Holder shall have the option, exercisable in its sole discretion, to (a) pursue and exercise all collection remedies provided by this Note or under applicable California creditors’ rights laws, (b) forbear, waive or otherwise accommodate the default or (c) convert the remaining Principal Balance and all accrued and unpaid Interest into shares of the Company’s Common Stock. If the Holder gives the Company written notice of its election to convert this Note into the Company’s Common Stock, the remaining Principal Amount and all accrued and unpaid Interest shall be automatically converted into that number of fully paid and nonassessible shares of Common Stock realized by dividing the remaining Principal Amount and all accrued and unpaid Interest by the Conversion Price. For purposes of this Section, the “Conversion Price” will be determined as follows:

(x) if the Company’s Common Stock is then traded on the NYSE Alternext U.S. exchange, the average of the closing or last sale price reported for the five trading days immediately preceding the Maturity Date (with appropriate adjustments for any stock splits, dividends, combinations or the like that occur between the Maturity Date and the date of conversion);

(y) if the Company’s Common Stock is then not traded on the NYSE Alternext U.S. exchange, but is traded in the over-the-counter market, the average of the closing bid and asked prices reported for the five trading days immediately preceding the Maturity Date (with appropriate adjustments for any stock splits, dividends, combinations or the like that occur between the Maturity Date and the date of conversion); and

(z) in all other cases, the fair value as of the Maturity Date (with appropriate adjustments for any stock splits, dividends, combinations or the like that occur between the Maturity Date and the date of conversion), as determined in good faith by the Company’s Board of Directors.

Neither the Holder nor affiliates of the Holder will engage in sales or short sales of the Company’s Common Stock during the twenty trading days immediately preceding the establishment of the Conversion Price and will provide confirmation of such in connection with any election to convert.

3.	Issuance of the Stock Upon Conversion; Fractional Shares

As soon as practicable after any conversion of this Note, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which the Holder shall be entitled upon such conversion, which certificates shall include legends restricting transfer under the federal and state securities laws. No fractional shares will be issued upon conversion of this Note. If, upon conversion of this Note, a fraction of a share results, the Company will pay the cash value of that fractional share, calculated on the basis of the Conversion Price.

4.	Holder’s Representations

The Holder represents and warrants that:

(a) it is familiar with the Company, the nature of its business and its financial prospects, and the Holder has the capacity to protect its own interests, and

(b) it is acquiring the Note and the securities that may be purchased upon conversion for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution. It understands that the Note and the securities that may be purchased upon conversion have not been, and will not be, registered under the Securities Act of 1933, as amended, by reason of a specific exemption from the registration provisions of such Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations.

5.	Transfer of Note; Restrictions on Transfer

This Note may be transferred only in compliance with applicable federal and state securities laws and only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. A new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of the Note. The Holder agrees to provide a Form W-9 to the Company upon request.

6.	Events of Default

If any of the events specified in this Section 6 shall occur (an “Event of Default”), the Holder may, so long as such condition exists, declare the outstanding Principal Amount and accrued but unpaid Interest immediately due and payable, by notice in writing to the Company:

(a) The institution of proceedings to be adjudicated as bankrupt or insolvent, the filing of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, the appointment of a receiver, liquidator or trustee, an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(b) If, within 30 days after the commencement of an action against the Company (and service of process on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 30 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated;

(c) Any declared default of the Company under any indebtedness that gives the holder the right to accelerate such indebtedness, and such indebtedness is in fact accelerated by the holder;

(d) Failure to pay the Principal Amount and Interest when due;

(e) Any material adverse change in the business, operations, assets, liabilities or financial condition of the Company;

(f) A merger, consolidation, share exchange, sale of all or substantially all the assets, reorganization or other transaction in connection with which the shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting securities of the surviving or continuing entity (or ultimate parent thereof) immediately after the transaction;

(g) The adoption of any plan of liquidation, dissolution or winding up of the Company, or the involuntary occurrence thereof; or

(h) Material breach by the Company of any provision of this Note.

7.	Miscellaneous

7.1	Remedies

The Company hereby waives notice, presentment, protest, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

7.2	Attorneys’ Fees

The Company agrees to pay the Holder’s reasonable expenses and costs in collecting and enforcing this Note, including court costs and reasonable attorneys’ fees and including amounts incurred by Holder in connection with any bankrupty or similar proceeding applicable to the Company.

7.3	Holder as Owner

The Company may deem and treat the holder of record of this Note as the absolute owner for all purposes regardless of any notice to the contrary.

7.4	No Shareholder Rights

This Note shall not entitle the Holder to any voting rights or any other rights as a shareholder of the Company or to any other rights except the rights stated herein; and no dividend shall be payable or shall accrue in respect of this Note or the Common Stock into which it may be converted, until this Note is converted.

7.5	Notices

Unless otherwise provided, any notice under this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

If to the Holder:

To the address or number last furnished in writing to the Company by the Holder

If to the Company and/or Tissue Repair Company:

Cardium Therapeutics, Inc.

Attn: Tyler M. Dylan

12255 El Camino Real, Suite 250

San Diego, CA 92130

7.6	Amendments and Waivers

Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver shall be binding on each future Holder and the Company.

7.7	Governing Law; Jurisdiction; Venue

This Note shall be governed by and construed under the laws of the state of California without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in San Francisco County, California in connection with any action relating to this Note.

7.8	Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding on the respective successors and assigns of the parties.

7.9	Severability

If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

CARDIUM THERAPEUTICS, INC.

By:	/s/ Tyler M. Dylan
Its:	Chief Business Officer

TISSUE REPAIR COMPANY

By:	/s/ Tyler M. Dylan
Its:	Chief Business Officer

Acknowledged and Agreed to by:

TRC ROYALTY CO.

By:	/s/ JJ Miller
Its:	Manager